Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13D amendment, dated May 29, 2026, relating to the common stock, par value $0.01 per share, of NN, Inc. shall be filed on behalf of the undersigned.

May 29, 2026
(Date)

Corre Opportunities Qualified Master Fund, LP By: Corre Partners Advisors, LLC, its general partner

By: /s/ John Barrett
Name: John Barrett Title: Managing Member
Corre Partners Advisors, LLC

By: /s/ John Barrett
Name: John Barrett Title: Managing Member
Corre Partners Management, LLC

By: /s/ John Barrett
Name: John Barrett Title: Managing Member
John Barrett

/s/ John Barrett